Exhibit 99.02

Fairchild Semiconductor accuses Power Integrations’ LED power conversion products in new patent lawsuit

SAN JOSE, Ca. — May 1, 2012 — Fairchild Semiconductor (NYSE:FCS) today announced it has filed new patent infringement claims against Power Integrations’ LinkSwitch-PH LED power conversion products.

The new lawsuit follows last week’s jury verdict finding that Power Integrations’ LinkSwitch-II and LinkSwitch-CV products infringe Fairchild patent claims. Fairchild is asserting three new patents that extend the company’s primary side regulation technology, already found infringed by Power Integrations, to LED power conversion technology. The lawsuit was filed in the United States District Court for the District of Delaware.

Last Friday a jury for the same court found Power Integrations’ LinkSwitch-II and LinkSwitch-CV products infringe Fairchild patent claims. Products found to infringe include Power Integrations’ LNK603-606/613-616, SC1092, SC1097-99, SC1103, LNK632DG and LNK623-626. Fairchild will also seek an injunction preventing further infringement and is seeking financial damages. Willfulness and damages in that case will be determined in a second phase, which has yet to be scheduled and may occur after appeals of the first phase.

Also included in the lawsuit filed today are claims that Power Integrations is further inducing infringement of the Fairchild patent claims found to have been infringed in last week’s jury finding.

Fairchild and Power Integrations are involved in three other patent lawsuits. Fairchild is asserting patent infringement claims against Power Integrations in Suzhou, China. The companies currently await a ruling from the U.S. Court of Appeals for the Federal Circuit in their appeal of a 2004 lawsuit. And the companies are also asserting patent infringement claims against each other in a case scheduled to be tried next year in federal court in San Francisco.